Exhibit 11

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of this Schedule 13D (including any and all amendments thereto) with respect to the common stock, par value $0.001 per share, of Xerium Technologies, Inc. (the “Schedule 13D”), and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13D and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of July 5, 2018.

ANDRITZ AG

By:	/s/ Wolfgang Leitner
Name:	Wolfgang Leitner
Title:	President and Chief Executive Officer

By:	/s/ Mark von Laer
Name:	Mark von Laer
Title:	Chief Financial Officer

XYZ MERGER SUB, INC.

By:	/s/ Timothy J. Ryan
Name:	Timothy J. Ryan
Title:	President

By:	/s/ David W. Bumsted
Name:	David W. Bumsted
Title:	General Counsel and Corporate Secretary